EXHIBIT 10.55

ADMINISTRATIVE AND SUPPORT SERVICES AGREEMENT

This Administrative and Support Services Agreement is entered into by and between Margaret Yuen Yuen Chang (“Consultant”) with her headquarters in Hong Kong and Medical Care Technologies Inc., with its headquarters in Beijing, China (“Company”).

RECITALS

WHEREAS, the Consultant has the office premises and office staff required to provide administrative support and;

WHEREAS, the Consultant desires to provide the office services (the “Services”) set forth in Section 3 hereof to the Company and the Company desires to retain the Consultant to provide the Services to the Company.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Retention. The Consultant agrees to be retained by the Company, to perform the Services as a Consultant to the Company on the terms and conditions set forth herein. The parties agree that the Consultant shall be retained by the Company as an independent contractor and not as an employee of the Company.

2. Term. The term of this Agreement shall commence on May 1, 2012 and shall end April 30. 2013. The parties may renew this Agreement subject to writing signed by both parties indicating their mutual consent. Payment for service rendered will be in common stock share compensation to the Consultant as per Section 4.

3. Duties of Consultant. During the term of this Agreement, Consultant shall provide the Company with such regular and customary services as is reasonably requested by the Company, within the scope of the Services enumerated  below. At no time shall consulting services to be rendered hereunder include investor or public relations  services  or stock  promotion  services.  Consultant’s  duties  shall  include,  but will not be limited  to, providing services and recommendations concerning one or more of the following related matters:

a. Office services including:

1. reception services
2. phone and fax services
3. document preparation
4. mail handling services
5. basic bookkeeping and complete banking deposits for Company’s Hong Kong subsidiary
6. compile, copy, sort, and file records of office activities, business transactions, and other activities
7. maintain and update filing, mailing, and database systems
8. review files, records, and other documents to obtain information to respond to requests

4. Compensation. In consideration for the Services to be rendered by the Consultant to the Company pursuant to this Agreement, Consultant agrees to accept common stock shares of the Company, and the Company agrees to issue to the Consultant, non-refundable, non-accountable non-assessable compensation in the form of 60,000,000 common stock shares of the Company in total subject to the conditions of this Section 4 (the "Shares"). All of the Shares shall be issued as part of a plan of compensation registered under the Securities Act of 1933, as amended. The Shares shall be issued pro rata on a monthly basis with the first payment in shares being due at the end of the first month of the Agreement. A pro rata installment shall be due and owing to Consultant on the last day of each subsequent month, and the final share payment shall be due and owing on the last day of the term of the Agreement. The Shares shall be issued to Margaret Yuen Yuen Chang, pursuant to the provisions  of the SEC rules governing  Form S-8 Registrations  thereunder.  The Shares shall be delivered to Consultant pursuant to instructions to be provided by Consultant to the Company.

5. Compliance with Law. The Consultant agrees that in performing this Agreement the Consultant and its agents and affiliates shall comply with the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, the applicable rules and regulations of the Securities and Exchange Commission thereunder, and all applicable federal or state laws, rules and regulations.

6. Indemnity. The Consultant shall indemnify the Company, from and against any and all claims, losses, damages, fines, fees, penalties, deficiencies, expenses, including expenses of investigations, court costs and fees and expenses of attorneys which the Company may sustain and which indemnification by Consultant as contemplated hereby has been so ordered and is the subject of a final adjudication by a court of competent jurisdiction together with the exhaustion of all appellate processes at any time resulting from, arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Consultant contained in this Agreement. The Company shall indemnify the Consultant from and against any and all claims, losses, damages, fines, fees, investigations, court costs and fees and expenses of attorneys which the Consultant may sustain at any time resulting from, arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Company or as a result of any untrue statement or fact provided by the Company to the Consultant in the performance of its services under this Agreement.
7. Termination. The Company may terminate this Agreement at any time after delivery to Consultant of full and complete share compensation as per Section 4. hereof “without cause” upon five calendar days’ prior written notice to the Consultant. The Company and the Consultant may terminate this Agreement “for cause” upon five calendar days’ written notice defining the “for cause” reason for termination, which at the election of either party hereto may be submitted to a court of competent jurisdiction for final judicial determination. Notwithstanding a termination  of this Agreement  pursuant to the expiration  of its term set forth in Section 2 or a termination pursuant to this Section 7, the provisions of Sec 4, 6, and 8 of this Agreement shall survive the termination of this Agreement.

8. Applicable Law and Venue. The provisions of this Agreement will be construed in accordance with the laws of Hong Kong.

9. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be original and all of which taken together shall constitute one and the same Agreement.

If the foregoing sets forth your understanding of our Agreement, kindly indicate your acceptance of all the terms and provisions of this Agreement on the space provided below.

AGREED AND ACCEPTED BY:

By: Margaret Yuen Yuen Chang

Medical Care Technologies Inc. Room 815, No. 2 Building Beixiaojie, Dongzhimen Nei Beijing, China 10009

By: Ning C. Wu, President